Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB REPORTS THIRD QUARTER EPS INCREASE TO $0.50

Third quarter pro forma 2008 EPS +12% to $0.55 excluding discrete tax items and special gains and charges

Full year forecast range tightened to $1.85-$1.87 from $1.85-$1.88

2008 THIRD QUARTER HIGHLIGHTS:

•                  Record reported diluted net income per share, +9% to $0.50

•                  Pro forma EPS +12% to $0.55 excluding discrete tax items and special gains and charges

•                  Record sales, +15% to $1.6 billion; +12% excluding acquisitions and divestitures

•                  U.S. sales led by double-digit gains in Kay and strong results from Institutional and Food & Beverage

•                  Double-digit Latin America and Asia Pacific sales gains led International growth

	(unaudited)
	Third Quarter		%	Nine Months		%
(Millions, except per share)	2008	2007	increase	2008	2007	increase
Net Sales	$1,626.3	$1,413.2	15%	$4,654.2	$4,029.8	15%

Operating Income	201.7	171.6	18%	572.7	493.0	16%

Pretax Income	185.7	158.8	17%	526.6	455.1	16%
Taxes	59.5	44.8	33%	158.5	141.3	12%
Net Income	$126.2	114.0	11%	$368.1	313.8	17%

Diluted Net Income Per Share	$0.50	$0.46	9%	$1.46	$1.25	17%
Diluted Average Shares Outstanding	251.8	249.7	1%	251.7	251.8	0%

ST. PAUL, Minn., October 23, 2008:  Steady gains from the U.S. business along with double-digit growth from Latin America and Asia Pacific operations led Ecolab’s third quarter results to record levels for the period ended September 30, 2008.

Ecolab’s consolidated sales increased 15% to a record $1.6 billion in the third quarter of 2008; measured in fixed currencies, sales rose 10%. Fixed currency sales increased 7% excluding acquisitions and divestitures.  Net income increased 11% to a record $126 million. Reported diluted earnings per share were up 9% to a record $0.50.

Third quarter 2008 and 2007 results included discrete tax items and Special Gains and Charges.  Excluding those items, pro forma third quarter 2008 diluted earnings per share were $0.55, a 12% increase over pro forma third quarter 2007 diluted earnings per share of $0.49.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “Our third quarter performance was on target as we successfully offset challenging market conditions. It was a tough environment but our team performed well and delivered strong results.

“We head into the fourth quarter facing softening end markets, currency headwinds and higher raw material costs than a year ago.  Fortunately, we are prepared for the challenge.  We are on offense, using our industry-leading product and service solutions to help win new accounts and improve customer penetration, as well as targeting additional market segments to bolster our sales growth.  We have the right innovative products that help customers get improved cleaning results while using less energy and water.  We have multiple initiatives underway to improve our efficiency and lower our operating costs.  And we are securing appropriate pricing to reflect the significant increases in our input costs.  We expect these actions to increase our market share, improve product penetration and further distance us from the competition while also providing the foundation for continued future growth and attractive shareholder returns.”

Third quarter 2008 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 15% to $696 million.  Excluding acquisitions, sales rose 8%, with double-digit gains from Kay and strong growth from Institutional and Food & Beverage. Ecolab’s United States Cleaning & Sanitizing operating income rose 9% to $121 million.

Excluding acquisitions, operating income rose 11%.

United States Other Services sales increased 5% to $125 million in the third quarter benefiting from good Pest Elimination gains.  Operating income increased 38% to $18 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 6% to $767 million in the third quarter.  Latin America and Asia Pacific enjoyed double-digit sales increases.  Europe/Middle East/Africa recorded moderate sales growth.  Fixed currency operating income declined 9% to $78 million.  When measured at public currency rates, International sales increased 17% and operating income rose 2%.  Currency translation had a favorable impact on net income growth of approximately $6 million for the third quarter of 2008.

The Corporate segment includes Special Gains and Charges, which are reported as a separate line item in the income statement. Special Gains and Charges for the third quarter 2008 included non-recurring costs to optimize our business structure, including the establishment of our European headquarters in Zurich, Switzerland.  Special Gains and Charges for the third quarter 2007 included a charge for an arbitration settlement.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing effort to improve our efficiency and returns.

The reported income tax rate for the third quarter 2008 was 32.0% compared to the reported tax rate of 28.2% for the third quarter 2007.  Excluding the tax rate impact of Special Gains and Charges and discrete tax items, the adjusted effective income tax rate for the third quarter 2008 was 30.4% compared with 34.4% for the same period last year. The decrease in the adjusted third quarter effective tax rate was due primarily to the timing of actions associated with tax planning efforts as well as international rate reductions.  The estimated effective tax rate for the full year 2008, excluding the impact of Special Gains and Charges and discrete tax items, is expected to be 31%-32%.

Business Outlook

2008 – Full Year

Ecolab expects to show continued strong earnings per share growth for the full year ending December 31, 2008.  We reduced the top end of our outlook by $0.01 due to unfavorable currency trends and uncertain market conditions, and expect pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax items, in the $1.85-$1.87 range.

Reported 2007 earnings per share of $1.70 included discrete tax benefits and special gains and charges; excluding those items, pro forma 2007 earnings per share were $1.66.

2008 – Fourth Quarter

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the fourth quarter 2008 over the fourth quarter 2007. Overall, currency translation should have an unfavorable impact on fourth quarter earnings.  Our outlook for the fourth quarter of 2008 is as follows:

Gross Margins	48 - 49%
SG&A % of Sales	37 - 38%
Interest expense, net	$14 - $15 million
Effective tax rate	31 - 32%
Pro forma EPS, excluding Special Gains and Charges	$0.44 - $0.46

Reported fourth quarter 2007 earnings per share of $0.45 included discrete tax benefits and special gains and charges; excluding those items, pro forma fourth quarter 2007 earnings per share were $0.40.

With sales of $5.5 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site through November 7, 2008.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2008 fourth quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, interest expense, and effective tax rates; currency translation; and pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; fluctuations in raw material costs; the impact of acquisitions, divestitures and investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in regulations or accounting standards; the impact of economic factors such as the worldwide economy, interest rates and foreign currency exposure; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

(unaudited)

	Third Quarter		Nine Months
(millions, except per share)	2008	2007	2008	2007

Net sales	$1,626.3	$1,413.2	$4,654.2	$4,029.8

Cost of sales	834.3	690.1	2,371.4	1,975.3
Selling, general and administrative expenses	578.5	523.7	1,715.7	1,533.7
Special (gains) and charges	11.8	27.8	(5.6)	27.8

Operating income	201.7	171.6	572.7	493.0

Interest expense, net	16.0	12.8	46.1	37.9

Income before income taxes	185.7	158.8	526.6	455.1

Provision for income taxes	59.5	44.8	158.5	141.3

Net income	$126.2	$114.0	$368.1	$313.8

Net income per common share
Basic	$0.51	$0.46	$1.49	$1.27
Diluted	$0.50	$0.46	$1.46	$1.25

Weighted-average common shares outstanding
Basic	247.5	245.2	247.2	246.9
Diluted	251.8	249.7	251.7	251.8

Note: Special gains and charges for the third quarter of 2008 include non-recurring costs to optimize our business structure including the establishment of a European headquarters in Zurich, Switzerland.  Special gains and charges for the nine months ended September 30, 2008 also include a $24.0 million gain on the sale of a plant in Denmark recorded in the second quarter and a $1.7 million additional gain on the sale of a business in the U.K. recorded in the first quarter. Special gains and charges in 2007 include a $27.4 million charge for an arbitration settlement recorded in the third quarter of 2007.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

(unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
(millions)	2008	2007	2008	2007

Net Sales
United States
Cleaning & Sanitizing	$695.5	$604.5	$2,012.6	$1,762.0
Other Services	124.7	119.3	356.0	335.1
Total	820.2	723.8	2,368.6	2,097.1
International	767.3	720.7	2,191.4	2,057.2
Effect of foreign currency translation	38.8	(31.3)	94.2	(124.5)
Consolidated	$1,626.3	$1,413.2	$4,654.2	$4,029.8

Operating Income
United States
Cleaning & Sanitizing	$121.2	$111.5	$334.2	$310.5
Other Services	17.9	12.9	37.9	33.2
Total	139.1	124.4	372.1	343.7
International	78.5	86.2	206.1	206.4
Corporate	(19.4)	(34.2)	(16.3)	(40.7)
Effect of foreign currency translation	3.5	(4.8)	10.8	(16.4)
Consolidated	$201.7	$171.6	$572.7	$493.0

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	September 30	December 31	September 30
(millions)	2008	2007	2007
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$102.1	$137.4	$106.8
Accounts receivable, net	1,100.8	974.0	969.4
Inventories	500.2	450.8	396.0
Deferred income taxes	91.4	89.4	71.0
Other current assets	99.7	65.7	61.8
Total current assets	1,894.2	1,717.3	1,605.0

Property, plant and equipment, net	1,161.3	1,083.4	1,019.8

Goodwill, net	1,391.9	1,279.2	1,086.3

Other intangible assets, net	355.9	328.9	229.7

Other assets	310.6	314.0	322.4

Total assets	$5,113.9	$4,722.8	$4,263.2

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$179.0	$403.5	$265.3
Accounts payable	394.9	343.7	316.0
Compensation and benefits	260.5	280.2	237.6
Income taxes	—	27.7	32.6
Other current liabilities	503.6	463.2	470.5
Total current liabilities	1,338.0	1,518.3	1,322.0

Long-term debt	859.4	599.9	569.9

Postretirement health care and pension benefits	405.5	418.5	441.2

Other liabilities	277.7	250.4	228.7

Shareholders’ equity	2,233.3	1,935.7	1,701.4

Total liabilities and shareholders’ equity	$5,113.9	$4,722.8	$4,263.2

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2008.  The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2008 and 2007 impacted the company’s reported net income (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2007	2007	2007	2007	2007	2007	2007
Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25	$0.45	$1.70

Pro forma adjustments:
Special (gains) and charges (1)	—	—	—	0.07	0.07	(0.03)	0.04
Tax expense (benefits) (2)	—	(0.02)	(0.02)	(0.03)	(0.06)	(0.02)	(0.08)

Pro forma diluted net income per share from ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26	$0.40	$1.66

	First	Second	Six	Third	Nine
	Quarter	Quarter	Months	Quarter	Months
	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30
	2008	2008	2008	2008	2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46

Pro forma adjustments:
Special (gains) and charges (3)	—	(0.08)	(0.08)	0.04	(0.04)
Tax expense (benefits) (4)	(0.02)	—	(0.02)	0.01	(0.01)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86	$0.55	$1.41

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the third quarter of 2007 include a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax.  Special gains and charges for the fourth quarter of 2007 include a $4.8 million gain, net of tax, on the sale of a minority investment in the U.S., a $4.7 million gain, net of tax, on the sale of a business in the U.K. and other non-recurring items.

(2) Tax benefits include discrete tax audit settlements and reductions in net deferred tax liabilities related to international rate changes.

(3) Special gains and charges for 2008 include a $24.0 million gain on the sale of a plant in Denmark recorded in the second quarter and other non-recurring costs to optimize our business structure including the establishment of our European headquarters.

(4) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.